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                       RETIREMENT AND SEPARATION AGREEMENT

This Retirement and Separation Agreement ("Agreement") is entered into as of November 1, 2002 between John Cole, ("Cole") and Avnet, Inc. ("Avnet" or "the Company").

WHEREAS, Cole is employed by Avnet as its Controller;

WHEREAS, Cole desires to retire from his position with Avnet and Avnet wishes to provide for continued services from Cole for a period following his retirement from his position as Controller; and

WHEREAS, Cole and Avnet desire to resolve any differences arising out of his employment with the Company and the termination of such employment by his retirement;

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, Cole and the Company agree to the following:

1. Cole's employment with the Company shall terminate effective August 31, 2006 (the "Effective Date"). Cole's employment status until August 31, 2006 will be that of a regular full-time employee with eligibility for normal company benefits except as specified below. On August 31, 2006, Cole's employment will terminate and will be coded in the company's records as a retirement.

2.    Cole will receive the following consideration:

      a. Between the date on which this Agreement is fully executed and August 31, 2003, Cole will continue to work on a full-time regular basis and will assist with training his replacement as Controller of Avnet, Inc. On September 1, 2003, Cole will resign his position as Controller of Avnet, Inc. From September 1, 2003 through August 31, 2006, Cole will not be assigned regular duties and will not be required to report to work. Cole's status will be "on-call" status and the Company may contact Cole on a periodic basis to answer questions and provide necessary assistance.

      b. Cole will be paid through August 31, 2003 at his current base rate of pay of $166,000 per year and will receive payment for all accrued vacation and unused floating holidays as a lump sum. No vacation or floating holidays shall accrue after August 31, 2003.

      c. Effective September 1, 2003 through August 31, 2006, Cole's salary will be reduced to an annual rate of $69,167 per year, to be paid on a bi-weekly basis. The length of salary continuation and term of employment may be shortened by at Cole's option, but the total payment commitment of $207,500 for the period from September 1, 2003 through August 31, 2006 will not be changed.

      d. Cole will continue to be eligible for participation in Avnet benefit programs in effect for Avnet's U.S. based employees and the Company will continue to deduct the normal medical and dental employee contributions based on the cost sharing arrangement in place from time to time through August 31, 2006. Thereafter, Cole will become eligible for normal COBRA medical/dental coverage continuation and Avnet will reimburse Cole for the entire cost of Cole's medical/dental premium until August 31, 2007.


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      e.    Cole will be allowed to continue using the company-leased vehicle assigned to Cole until the lease termination on August 18, 2004 and Cole will be reimbursed for normal gas and maintenance expenses upon submission of a properly documented and approved expense report submission to Neil Taylor, Avnet's Vice President and Deputy General Counsel. Thereafter, the Company will either extend the term of the car lease to the Effective Date or, in lieu of a leased automobile, pay Cole a car allowance of $1,200 per month through the Effective Date.

      f. The balance of all authorized but unissued shares of restricted stock will be awarded to Cole annually until all shares have been issued.

      g. Cole will be allowed to participate in the company's executive health improvement program (EHIP) in 2002, 2004 and 2006 and Avnet will gift Cole the desktop computer currently in his home office.

      h. Cole is currently vested in the Executive Officers' Supplemental Life Insurance and Retirement Benefits Plan and you will receive credit for 100% of a normal benefit based on employment through August 31, 2006 at the average of the highest two years compensation rate of $166,000 per year. This is a non-forfeitable benefit; and in the event you pass away after your employment terminates and before the benefit commences, it will be paid to your surviving spouse and/or estate.

      i. All existing stock options continue to vest during your employment and can be exercised at any time up until 90 days after your retirement (by November 30, 2006), with the exception of your September 27, 2001 stock option grant (1999 stock option plan) which continues to vest and will remain exercisable for up to five years after retirement, but in any event, not longer than 10 years after the grant date. Cole will be required to sign a two-year non-compete agreement to preserve this entitlement.

      j. Cole currently has a $15,000 salary advance outstanding. This advance will be forgiven in exchange for vacation time accrued while employed in Great Neck, NY with Avnet. The forgiveness of this advance will be treated as imputed income and will appear on Cole's 2002 W-2 statement.

      k. Cole will be allowed an allowance of up to $1,500 with which to do financial planning in preparation for retirement. This expense will be reimbursed upon approval by Cole's current supervisor, Raymond Sadowski.

      l. If Cole should die prior to all payments having been made, the balance of unpaid payments will be payable to his estate.

3. Cole acknowledges that the consideration described in paragraph 2 is more than the Company is required to pay under its customary policies and procedures. In addition, Cole understands that after the Effective Date, he will not accrue any further benefits under any of the Company's applicable plans.

4. Cole understands and agrees that the payments and benefits described in this Agreement are all Cole is entitled to receive from the Company with respect to his employment and/or his separation from employment with the Company, except for his vested rights in the Avnet Pension, 401(k), and Executive Officers' Supplemental Life Insurance and Retirement Benefits Plans (collectively, the "Plans").



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5.    Cole agrees, except for his vested rights in the Plans, to release, discharge, indemnify and hold harmless the Company and its officers, directors, employees, stockholders, agents, parent companies, subsidiaries, affiliates, successors and assigns from any and all actions, causes of action, contracts, claims, demands and liabilities whatsoever, whether known or unknown, in connection with his employment with the Company, and the termination of that employment, which Cole had, now has, or may hereafter have by reason of any act, omission, occurrence, practice or other matter through and including the date of this Agreement, including, without limitation, any claim for unpaid wages, back pay, commissions, vacation pay, severance or other compensation. This includes a release of any rights or claims pursuant to any federal, state or local laws, executive orders or regulations, including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Fair Labor Standards Act, the American with Disabilities Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act, and claims for wrongful discharge or any common law claims.

6. This Agreement shall not be construed as an admission of liability by the Company and shall not be construed as an admission that Cole has any rights whatsoever against the Company, except as set forth in this Agreement.

7. Cole acknowledges that he has been given a period of forty-five (45) days to review and consider this Agreement before signing it. Cole understands that he may use as much of this forty-five (45) day period as he wishes prior to signing.

8. Cole acknowledges and understands that he has had the right and opportunity to discuss all aspects of this Agreement with his private attorney and that he has been strongly encouraged to do so before signing this Agreement. Cole represents that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement.

9. Cole may revoke this Agreement within seven (7) days of signing it. Revocation can be made by delivering a written notice of revocation to:

               Neil Taylor
               Vice President and Deputy General Counsel
               Avnet, Inc.
               2211 S. 47th St.
               Phoenix, AZ  85034

      For this revocation to be effective, written notice must be received by Neil Taylor no later than the close of business on the seventh day after Cole signs this Agreement. If Cole revokes this Agreement, it will not become effective or enforceable and Cole will not receive the benefits described in paragraph 2 above.

10. It is expressly understood that there is no other agreement or understanding between Cole and the Company, except the Confidentiality and Development Agreement, pertaining to the termination of Cole's employment with the Company or the Company's obligations to Cole with respect to such termination, except as set forth in this Agreement.



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11.   Any controversy or claim arising out of or relating to Cole's employment with the Company, the termination of such employment, this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the commercial rules of the American Arbitration Association before a panel of three arbitrators in or near the city where Cole resides. Cole and the Company agree that any judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

12. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.


PLEASE READ CAREFULLY. Carefully consider all provisions of this Agreement before signing it. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.


                                 /s/ John Cole
                                 -----------------------------------------------
                                 John Cole

                                 AVNET, INC.

                                 By  /s/ Raymond Sadowski
                                     -------------------------------------------
                                 Raymond Sadowski
                                 Senior Vice President & Chief Financial Officer



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